Exhibit 8.1


                                                              September 29, 2005

Wachovia Mortgage Loan Trust, LLC
301 South College Street
NC5578-Suite G
Charlotte, North Carolina  28288


            Re:   Wachovia Mortgage Loan Trust, LLC,
                  Registration Statement on Form S-3
                  ------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Wachovia Mortgage Loan Trust, LLC, a Delaware limited liability company (the "Company"), in connection with the offering of the Company's Wachovia Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-WMC1 (the "Certificates"). A Registration Statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-126164) has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). As set forth in the prospectus dated September 27, 2005, as supplemented by a prospectus supplement dated September 27, 2005 (the "Base Prospectus" and the "Prospectus Supplement," respectively), the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), by and among the Company, as depositor, HomEq Servicing Corporation, as servicer (the "Servicer"), Wachovia Bank, National Association, as certificate administrator (the "Certificate Administrator"), and U.S. Bank National Association, as trustee (the "Trustee").

     We have examined a form of the Pooling and Servicing Agreement, forms of the Certificates, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. We further assume the accuracy of the representations made in the transfer agreements relating to the Mortgage Loans and the accuracy of representations made in an Officer's Certificate of Wachovia Bank, National Association dated September 29, 2005. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

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     Based upon the foregoing, we are of the opinion that:

           (i) The Pooling and Servicing Agreement has been duly and validly authorized by all necessary action on the part of the Company and, when duly executed and delivered by the Company, the Certificate Administrator, the Trustee, the Servicer, and any other party thereto, the Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

           (ii) The issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and delivered against payment therefor pursuant to the underwriting agreement dated September 26, 2005, between the Company and Wachovia Capital Markets, LLC (the "Underwriting Agreement"), the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling and Servicing Agreement.

           (iii) Under existing law, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each segregated pool of assets for which the Pooling and Servicing Agreement directs that a REMIC election be made will qualify as a "real estate mortgage investment conduit" ("REMIC") pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"); each of the Certificates, other than the Class P and Class R Certificates, will evidence ownership of "regular interests" in a REMIC within the meaning of
     Section 860G(a)(1) of the Code, and the Class R Certificate will be considered to represent the sole class of "residual interest" within the meaning of Section 860G(a)(2) of the Code in each REMIC formed pursuant to the Pooling and Servicing Agreement.

           (iv) The statements contained under the caption "Federal Income Tax Consequences" in the Base Prospectus as supplemented by the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

     We hereby consent to the filing of this letter and to the references to this firm under the headings "Legal Matters" and "Federal Income Tax Consequences" in the Base Prospectus and

Prospectus Supplement, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

                                          Very truly yours,

                                          /s/ Dechert LLP

                                          Dechert LLP